Exhibit 99.1

9663 Santa Monica Blvd., #959 Beverly Hills, CA 90210 Tel: (310) 860-2501 Fax: (310) 860-1854 info@fpcapitalgroup.com
First Physicians Capital Group Launches New Business Model and Completes Additional Asset Sales
Tuesday, May 10, 2011
BEVERLY HILLS, Calif. — First Physicians Capital Group, Inc. (“FPCG” or the “Company”) (OTC BB: FPCG) announced the launch of its new business model as a provider of business solutions to healthcare providers. These solutions include management, financial, and ancillary healthcare and IT services to the rural and community hospital market. FPCG concurrently announced that it has sold its remaining critical access hospitals in Oklahoma to a not-for-profit charitable organization for a combined value of $12 million in seller note consideration. FPCG retained ownership of the real estate in the transaction with a book value of $10 million. There was no cash component to the transaction. As part of the sale, FPCG entered into long-term multi-year service agreements with the hospitals to provide the following:
•	Management Services — including hospital administrative and revenue cycle management services
•	Staff Leasing Services — leasing of employees, including physicians, nurses, and administrative staff
•	Real Estate and Equipment Leasing — including the arrangement of facility and equipment lease financing
•	Ancillary Healthcare and IT Services — including radiology and lab, emergency room care, and electronic health / medical records solutions with joint venture partners
This transaction and the related service agreements will be deemed effective as of April 1, 2011. After completing a period of transition, FPCG expects to initiate a revised growth and marketing plan with the goal of expanding its client base, service offering platform, and roster of service partners.
FPCG plans include divesting ownership positions in its remaining facilities during the second calendar quarter of 2011. The Company shall provide updates upon completion of any further transactions. FPCG has entered into an LOI for the sale of one Oklahoma-based facility. The Company has also received a conditional offer from its physician partners for the buyout of its stake in one California-based surgery center. If transactions are completed, it is expected that the majority of consideration will be seller financing.
About First Physicians Capital Group, Inc.
First Physicians Capital Group, Inc. is a provider of management, financial, and ancillary healthcare and IT services to the rural and community hospital market. For more information, please visit www.fpcapitalgroup.com.
Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations; (iii) the Company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risks disclosed in the Company’s Forms 10-K and 10-Q filed with the Securities Exchange Commission.